UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2005

KINTERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50507	74-2947183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9605 Scranton Road, Suite 240 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 795-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2005, the Board of Directors of Kintera, Inc. (the “Company”) named Richard Davidson as Chief Financial Officer, effective May 11, 2005. Prior to joining the Company, Mr. Davidson, 42, served as Chief Financial Officer of inCode Telecom Group, Inc., a provider of professional and engineering services for the wireless industry, from May 2001 to May 2005. Prior to that, Mr. Davidson was a finance executive with IBM from June 1991 to May 2001, most notably as Chief Financial Officer of IBM’s consumer division and Director of Brand Finance for the IBM Personal Systems Group, where he was responsible for financial management, development, pricing, channel strategy and supply planning for IBM products. Mr. Davidson received a B.A. from the University of California at Los Angeles and an M.B.A. from Carnegie Mellon University.

The Company issued a press release on May 9, 2005 regarding Mr. Davidson’s appointment, a copy of which is attached as Exhibit 99.1 to this current report.

In connection with Mr. Davidson’s appointment as Chief Financial Officer, the Board of Directors approved employment terms pursuant to which Mr. Davidson will receive $200,000 in salary and be eligible to receive an annual bonus of up to $100,000 at the discretion of the Board of Directors upon meeting certain financial and other performance criteria to be established. In addition, the Company agreed to issue Mr. Davidson options to purchase up to 200,000 shares of common stock pursuant to the Company’s 2003 Equity Incentive Plan, which options will vest over a four year period.

On May 9, 2005, James Rotherham, our former Chief Financial Officer, resigned from the Company to pursue other business interests.

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Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 9, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KINTERA, INC.
(Registrant)

May 12, 2005	By:	/s/ Harry A. Gruber
Harry A. Gruber
President and Chief Executive Officer

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